EXHIBIT 99.1

Educational Development Corporation Announces Quarterly Dividend

TULSA, Okla., Feb. 26, 2015 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today declared their quarterly cash dividend.

The Board of Directors has authorized a $0.08 per share cash dividend. The dividend will be paid on March 20, 2015 to shareholders of record as of March 13, 2015.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants (Usborne Books & More), through 5,000 retail stores (EDC Publishing) and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522